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                                  Exhibit 99



                                       5


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FOR IMMEDIATE RELEASE                              For more information contact:
JANUARY 3, 1997                                    Lane Ward, President/CEO
                                                   (281) 342-5571


            FORT BEND HOLDING CORP. PURCHASES MAJORITY INTEREST IN
                               MITCHELL MORTGAGE


        ROSENBERG, TEXAS, January 3, 1997 -- Fort Bend Holding Corp. ("FBHC") today announced that its wholly owned subsidiary, Fort Bend Federal Savings and Loan Association, has completed the purchase of a 51 percent interest in Mitchell Mortgage Company, the full service mortgage banking affiliate of The Woodlands Corporation, developer of the Woodlands.

        As a result of the transaction, Mitchell Mortgage will become a new limited liability company called Mitchell Mortgage Company, L.L.C. The company will continue to engage in the mortgage banking business from its headquarters in The Woodlands, offering a range of services that includes the origination and servicing of single family residential loans, single family construction loans, and commercial and multifamily real estate loans. Mitchell Mortgage, established in 1974, has a more than 20-year history of stable ownership and steady growth and currently has a servicing portfolio of approximately $600 million.

        "Our acquisition of a majority interest in Mitchell Mortgage provides us with the opportunity to establish a presence in the strategically important growth areas of Northwest Harris and Montgomery Counties while also pursuing new business growth opportunities," said Lane Ward, vice chairman and president of FBHC. "We have enjoyed a good business relationship with Mitchell Mortgage for more than seven years, and we have the very highest regard for the management team which will remain in place at the new company as a result of the ownership restructuring."

        Dale Andreas, president of Mitchell Mortgage, says the deal offers Mitchell Mortgage new growth opportunities while maintaining an ownership affiliation with The Woodlands Corporation and its parent company, Mitchell Energy & Development Corp. "We're excited about the growth opportunities that will be available to Mitchell Mortgage and our employees as a result of our new relationship with Fort Bend Federal Savings and Loan Association," Andreas said. "This ownership restructuring will provide our company with additional resources for loans to our single family residential, single family construction, and commercial and multifamily lending customers."

        Fort Bend Federal Savings and Loan, headquartered in Rosenberg, Texas, was established in 1932 and currently has five branch locations. Fort Bend Holding Corp. reported total assets of $280 million and stockholders equity of $18.0 million as of September 30, 1996. Fort Bend Holding Corp.'s stock is traded on the Nasdaq National Market under the symbol FBHC.


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